Exhibit 23
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Nos. 333-139733, 333-156067, 333-183921, 333-183922, 333-188258, and 333-189158 of BNC Bancorp on Form S-8 and Registration Nos. 333-168913, 333-169567, 333-182848, and 333-198370 of BNC Bancorp on Form S-3 of our report dated February 27, 2015, related to the consolidated financial statements of BNC Bancorp and subsidiaries at December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 and internal controls for the year ended December 31, 2014, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
February 27, 2015